Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive • Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, February 19, 2013

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Highlights:

•	Fourth quarter operating profit increases 3.6% on revenue decline of 3.7%

•	Fourth quarter net income rises 37 percent to $32.4 million, largely due to a tax benefit of $10.0 million

Cleveland, Ohio, February 19, 2013 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced net income of $32.4 million, or $1.93 per diluted share, for the fourth quarter of 2012 and revenues of $652.0 million compared with net income of $23.6 million, or $1.40 per diluted share, and revenues of $677.4 million for the fourth quarter of 2011. Operating profit increased to $29.0 million for the fourth quarter of 2012 from $28.0 million in 2011. Operating margins increased to 4.4% from 4.1%.
Net income for the year ended December 31, 2012 was $98.0 million, or $5.83 per diluted share, and revenues were $2.469 billion compared with net income of $82.6 million, or $4.91 per diluted share, and revenues of $2.541 billion for the year ended December 31, 2011. Operating profit increased to $111.7 million for the full year 2012 from $110.0 million in 2011. Operating margins increased to 4.5% from 4.3%.
Fourth quarter net income includes a tax benefit of $10.0 million, or $0.59 per share, primarily from the release of previously recorded valuation allowances related to the Company's U.S. state and Australian deferred tax assets. The full year 2012 effect of the valuation allowance release was $10.7 million, or $0.64 per share.
EBITDA for the fourth quarter of 2012 and the year ended December 31, 2012, was $37.5 million and $144.0 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 6.
For the 2012 full year, the Company's cash flow before financing activities was $109.2 million, which was comprised of net cash provided by operating activities of $128.7 million less net cash used for investing activities of $19.5 million. For the 2011 full year, the Company's cash flow before financing activities was $38.7 million, which was comprised of net cash provided by operating activities of $54.6 million less net cash used for investing activities of $15.9 million. The Company's cash position was $151.3 million as of December 31, 2012 after paying down debt and paying a special dividend of $2.00 per share on December 27, 2012 and a new regular quarterly dividend of $0.25 per share on December 14, 2012 to stockholders. Debt as of December 31, 2012 decreased to $142.2 million from $226.0 million as of December 31, 2011.

Discussion of Fourth Quarter Results
Revenues decreased in the fourth quarter of 2012 compared with the fourth quarter of 2011 primarily as a result of a decrease in unit volumes and unfavorable foreign currency movements. Unit volume declines in Europe and the Americas were partially offset by higher shipments in Asia-Pacific during the quarter. Unfavorable foreign currency movements were primarily caused by a weakening of the euro and Brazilian real against the U.S. dollar.
In the fourth quarter of 2012, worldwide new unit shipments were approximately 20,100 units compared with shipments of approximately 20,700 units in the fourth quarter of 2011 and shipments of approximately 18,000 units in the third quarter of 2012. Worldwide backlog was approximately 27,300 units at December 31, 2012 compared with approximately 24,700 units at December 31, 2011 and approximately 25,600 units at September 30, 2012. During the fourth quarter of 2012, the Company gained market share, based on bookings, in the Americas and Asia-Pacific and generally maintained share in Europe compared with the prior year fourth quarter and prior full year. Momentum generated during the fourth quarter helped the Company attain full year market share improvements in the Americas and Asia-Pacific compared with 2011 but fourth quarter improvements in Europe did not offset market share weakness earlier in 2012.
The significant improvement in fourth quarter 2012 net income compared with the previous year's fourth quarter was driven primarily by a $10.0 million tax benefit. Operating profit for the fourth quarter of 2012 improved modestly compared with 2011 primarily due to an improvement in gross profit and favorable foreign currency movements partially offset by higher selling, general and administrative expenses. Gross profit increased mainly as a result of lower material costs, a favorable shift in sales mix in Europe and the Americas to higher-margin products and the favorable effect of price increases primarily in Europe and the Americas, partially offset by lower unit volumes. These improvements were partially offset by higher selling, general and administrative expenses, mainly as a result of higher employee-related expenses in the fourth quarter of 2012, primarily due to increased headcount in marketing and engineering to support the Company's five strategic initiatives, and higher bad debt expense and product liability as favorable adjustments in 2011 did not recur in 2012.

Outlook
The overall global market is expected to grow moderately in 2013 compared with 2012, driven primarily by increased volumes in the Americas, principally as a result of moderate growth in Brazil and Latin America, and moderate growth in the Asia-Pacific and Middle East and Africa markets. Europe is expected to continue to decline, mainly as a result of Western Europe macro-economic conditions. In the context of these market conditions and expected increases in market share, the Company anticipates an overall increase in shipments and parts volumes in all markets in 2013 compared with 2012, with the majority of this increase driven by the Americas.
The Company anticipates moderate increases in material costs in 2013. Price increases implemented in 2012 and proposed for 2013 are expected generally to offset these anticipated higher material costs in 2013. Although commodity costs stabilized in 2012, these markets are highly volatile and remain sensitive to changes in the global economy and the Company will continue to monitor economic conditions and the resulting effects on costs to determine the need for future price increases.
The Company expects a moderate decline in operating profit in 2013 compared with 2012, with lower operating profit in the first half of 2013 compared with the prior year somewhat offset by slight improvements in the second half of the year. An increase in operating expenses, as a result of increases in marketing and employee-related costs put in place over the course of 2012 to support the Company's five strategic initiatives and the full year effect of incremental public company costs the Company will incur as a standalone public entity, is expected to more than offset an expected increase in gross profit as a result of increased sales volumes. Net income in 2013 is expected to decline compared with 2012 as a result of the absence of the $10.7 million valuation allowance release taken in 2012, an expected higher effective income tax rate primarily because the Company will record the effect of U.S. state and Australian income taxes in 2013 and future years, a shift in income from Europe to the Americas and the moderate decline in operating profit.
Full-year 2013 geographic segment results are expected to improve in the Americas segment, which includes the North America, Latin America and Brazil markets, but decrease significantly in the Europe segment, which includes the Middle East and Africa markets. Within Europe, the anticipated decline in the Western European market and the absence in 2013 of the significant benefit gained in 2012 from currency hedging are expected to contribute to the decline in the Europe segment results. Cash flow before financing activities in 2013 is expected to decline moderately compared with 2012 as the Company anticipates an increase in capital expenditures in 2013.
Over time, the Company is focused on gaining market share as well as improving margins on new lift truck units, especially in its internal combustion engine business, through the execution of five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a differentiated, full range of product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, (4) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the Company's dual-brand ownership strategy, and ensuring dealer excellence in all areas of the world, and (5) expanding in Asian markets by offering products geared to the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
In order to meet specific application needs of its customer, the Company is focusing on developing utility, standard and premium products. To this end, the Company has development programs underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. The electric-rider lift truck program is designed to bring a full line of newly designed products to market. The Company launched the 4 to 5 ton electric-rider truck in Europe in July 2012 and expects to launch the final model in the electric-rider lift truck program - the 4 to 5 ton cushion tire electric-rider truck - in the Americas in the first quarter of 2013. The Company also expects to introduce a new European Reach Truck for the warehouse industry in the fourth quarter of 2013.
In mid-2011, the Company introduced into certain Latin American markets a new range of UTILEV®_branded lift trucks, which meet the needs of lower-intensity users. This new UTILEV®-branded series of internal combustion engine utility lift trucks was gradually introduced into global markets during 2012, and is expected to continue to gain market position in 2013. The Company currently offers only 1 to 3 ton internal combustion engine UTILEV® lift truck models and one model for both Hyster® and Yale® of the standard internal combustion engine lift truck for medium-duty applications. In 2013, the Company expects to begin expanding the UTILEV® lift truck series. The Company also expects to add more trucks to the standard model series in future years.
All of these new products are expected to improve revenues and enhance operating margins, as well as help increase customer satisfaction. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has begun to launch and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, February 20, 2013 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4211 (Toll Free) or (617) 213-4864 (International), Passcode: 97553929, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through February 27, 2013. The online archive of the broadcast will be available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Other Measures
For purposes of this earnings release, discussions about net income refer to net income attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(In millions, except per share data)

Revenues	$652.0	$677.4	$2,469.1	$2,540.8
Cost of sales	544.7	576.6	2,065.9	2,157.3
Gross profit	107.3	100.8	403.2	383.5
Selling, general and administrative expenses	78.5	72.8	291.6	273.3
Loss on sale of assets	—	—	0.1	0.2
Restructuring reversal	(0.2)	—	(0.2)	—
Operating profit	29.0	28.0	111.7	110.0
Other (income) expense
Interest expense	2.7	3.9	12.4	15.8
Income from other unconsolidated affiliates	(0.8)	(3.2)	(5.6)	(6.0)
Other	(0.5)	(0.4)	(0.2)	(1.3)
Income before income taxes	27.6	27.7	105.1	101.5
Income tax provision (benefit)	(4.9)	4.0	7.0	18.9
Net income	32.5	23.7	98.1	82.6
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.1)	—
Net income attributable to stockholders	$32.4	$23.6	$98.0	$82.6

Basic earnings per share	$1.93	$1.41	$5.84	$4.93

Diluted earnings per share	$1.93	$1.40	$5.83	$4.91

Basic weighted average shares outstanding	16.767	16.782	16.768	16.767
Diluted weighted average shares outstanding	16.800	16.822	16.800	16.815

EBITDA RECONCILIATION
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(In millions)

Net income attributable to stockholders	$32.4	$23.6	$98.0	$82.6
Noncontrolling interest income	0.1	0.1	0.1	—
Income tax provision (benefit)	(4.9)	4.0	7.0	18.9
Interest expense	2.7	3.9	12.4	15.8
Interest income	(0.3)	(0.3)	(1.5)	(1.8)
Depreciation and amortization expense	7.5	7.7	28.0	31.3
EBITDA*	$37.5	$39.0	$144.0	$146.8

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. The Company defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
	(In millions)
Revenues
Americas	$410.6	$422.1	$1,563.7	$1,573.4
Europe	176.3	202.5	677.9	751.7
Asia-Pacific	65.1	52.8	227.5	215.7
Total	$652.0	$677.4	$2,469.1	$2,540.8

Operating profit
Americas	$22.2	$21.1	$75.6	$86.0
Europe	5.9	6.5	31.6	21.9
Asia-Pacific	0.9	0.4	4.5	2.1
Total	$29.0	$28.0	$111.7	$110.0

Net income attributable to stockholders
Americas	$25.9	$15.4	$62.8	$57.3
Europe	5.4	6.1	29.7	20.5
Asia-Pacific	1.1	2.1	5.5	4.8
Total	$32.4	$23.6	$98.0	$82.6

CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2012	2011
	(In millions)
Net cash provided by operating activities	$128.7	$54.6
Net cash used for investing activities	(19.5)	(15.9)
Cash Flow Before Financing Activities	$109.2	$38.7

	December 31
	2012	2011
	(In millions)
Cash	$151.3	$184.9
Debt	142.2	$226.0
Net Debt	$(9.1)	$41.1